Exhibit (a)(5)

FOR IMMEDIATE RELEASE


VIENNA, Va., Feb. 12-- H-Quotient, Inc., (OTC Bulletin Board: HQNT) announced today that is has withdrawn its offer to purchase a minimum of 51 percent of the outstanding stock of Apache Medical Systems, Inc. (Nasdaq: AMSI).